Exhibit 10.22

2/4/23, 7:31 PM Regus

Regus

Renewal Agreement:

Agreement Date : October 10, 2022 **Confirmation No : R-2333206**

Business Center Details
Texas, Dallas - The Crescent

Client Details	
Company Name	Asset Entities, LLC
Phone	+1 262-527-0966
Email	cfo@assetentities.com

Office Payment Details (exc. tax and exc. services)

Office Number	Number of People	Price per Office
7051	1	$ 1,085.00

Service Provision :

Start Date	February 1, 2023	End Date	January 31, 2024

All agreements end on the last calendar day of the month.

Terms and Conditions

We are Regus Management Group, LLC, please click the link below for terms and conditions.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that You or We may assert claims in small claims court and You and We may pursue court actions to remove You, or prevent Your removal, from the Center if You do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. You and We acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. You and We agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

Download the terms and conditions

Download the house rules

https://serviceagreement.regus.com/ServiceAgreement.aspx?id=4e9fba2a15fa8a5ca3112537733be90a&term=12&mostRecentVersion=1 1/1

These General Terms and Conditions apply to Office/Co-Working, Virtual Office and Membership agreements for services We supply to You.

1.	General Agreement

1.1.	Nature of an agreement: At all times, each Center remains in Our possession and control. YOU ACCEPT THAT AN AGREEMENT CREATES NO TENANCY INTEREST, LEASEHOLD ESTATE, OR OTHER REAL PROPERTY INTEREST IN YOUR FAVOR WITH RESPECT TO THE ACCOMMODATION.

1.2.	House Rules: The House Rules, which are incorporated into these terms and conditions, are primarily in place and enforced to ensure that all clients have a professional environment to work in.

1.3.	Company and Contact Information: It is Your responsibility to keep the information and key contact information We use to communicate with You up to date via the App or Online Account (or other customer portal as advised to you from time to time). This includes but is not limited to email addresses, phone numbers, and company address.

1.4.	Availability at the start of an agreement: If for any unfortunate reason We cannot provide the services or accommodation in the Center stated in an agreement by the start date, We will have no liability to You for any loss or damage but You may either move to one of Our other Centers (subject to availability), delay the start of the agreement or cancel it.

1.5.	AUTOMATIC RENEWAL: SO THAT WE CAN MANAGE YOUR SERVICES EFFECTIVELY AND TO ENSURE SEAMLESS CONTINUITY OF THOSE SERVICES, ALL AGREEMENTS WILL RENEW AUTOMATICALLY FOR SUCCESSIVE PERIODS EQUAL TO THE CURRENT TERM UNTIL BROUGHT TO AN END BY YOU OR US. ALL PERIODS SHALL RUN TO THE LAST DAY OF THE MONTH IN WHICH THEY WOULD OTHERWISE EXPIRE. THE FEES ON ANY RENEWAL WILL BE AT THE THEN PREVAILING MARKET RATE (PRICES ARE SET ANNUALLY SO DEPENDING ON WHEN YOUR AGREEMENT IS DUE TO RENEW, THERE MAY BE A CHANGE IN PRICE). IF YOU DO NOT WISH FOR AN AGREEMENT TO RENEW THEN YOU CAN CANCEL IT EASILY WITH EFFECT FROM THE END DATE STATED IN THE AGREEMENT, OR AT THE END OF ANY EXTENSION OR RENEWAL PERIOD, BY GIVING US PRIOR NOTICE. NOTICE MUST BE GIVEN THROUGH YOUR ONLINE ACCOUNT OR THROUGH THE APP. THE NOTICE PERIODS REQUIRED ARE AS FOLLOWS:

Term	Notice Period

Month-to-Month	no less than 1 month's notice from the 1st day of any calendar month

3 months	no less than 2 months’ notice prior to the end of the term

More than 3 months	no less than 3 months’ notice prior to the end of the term

1.5.	We may elect not to renew an agreement. If so, We will inform You by email, through the App or Your online account, according to the same notice periods specified above.

1.6.	If the Center is no longer available: In the event that We are permanently unable to provide the services and accommodation at the Center stated in an agreement, We will offer You accommodation in one of Our other centers. In the unlikely event We are unable to find a nearby alternative accommodation, Your agreement will end and You will only have to pay monthly fees up to that date and for any additional services You have used.

1.7.	Ending an agreement immediately: We may terminate an agreement immediately by giving You notice if (a) You become insolvent or bankrupt; or (b) You breach one of your obligations which cannot be put right, or which We have given You notice to put right and which You have failed to put right within 14 days of that notice; or (c) Your conduct, or that of someone at the Center with Your permission or invitation, is incompatible with ordinary office use and, (i) that conduct continues despite You having been given notice, or (ii) that conduct is material enough (in Our reasonable opinion) to warrant immediate termination; or (d) You are in breach of the “Compliance With Law” clause below. If We terminate an agreement for any of the reasons referred to in this clause You must, within 30 days of the date of Our notice of termination, pay Us as a lump sum payment all sums that would otherwise have fallen due and payable by you during the remainder of the period for which Your agreement would have lasted if We had not terminated it. You agree that this payment reflects a reasonable estimate of the actual damages that We will sustain in the event of an early termination.

1.8.	When an Office agreement ends: When an agreement ends You must vacate Your accommodation immediately, leaving it in the same state and condition as it was when You took it. If You leave any property in the Center, We may dispose of it at Your cost in any way We choose without owing You any responsibility for it or any proceeds of sale. If You continue to use the accommodation when an agreement has ended, You are responsible for any loss, claim or liability We may incur as a result of Your failure to vacate on time.

Transferability: Subject to availability (which shall be determined in Our sole discretion) You may transfer Your agreement to alternative accommodation in the IWG network of Centers provided that Your financial commitment remains the same (or increases) and such transfer is not used to extend or renew an existing agreement. Such a transfer may require entry into a new agreement.

2.	Use of the Centers:

2.1.	Business Operations: You may not carry on a business that competes with Our business of providing serviced offices and flexible working. You may not use Our name (or that of Our affiliates) in any way in connection with Your business. You are only permitted to use the address of a Center as Your registered office address if it is permitted by both law and if We have given You prior written consent (given the administration there is an additional fee chargeable for this service). You must only use the accommodation for office business purposes. If We decide that a request for any particular service is excessive, We reserve the right to charge an additional fee. In order to ensure that the Center provides a great working environment for all, We kindly ask you to limit any excessive visits by members of the public.

2.2.	Accommodation

2.2.1.	Alterations or Damage: You are liable for any damage caused by You or those in the Center with Your permission, whether express or implied, including but not limited to all employees, contractors and/or agents.

2.2.2.	IT Installations: We take great pride in Our IT infrastructure and its upkeep and, therefore, You must not install any cabling, IT or telecom connections without Our consent, which We may refuse at our absolute discretion. As a condition to Our consent, You must permit Us to oversee any installations (for example, IT or electrical systems) and to verify that such installations do not interfere with the use of the accommodation by other clients or Us or any landlord of the building. Fees for installation and de-installation will be at Your cost.

2.2.3.	Use of the Accommodation: An agreement will list the accommodation We initially allocate for Your use. You will have a non-exclusive right to the rooms allocated to You. Where the accommodation is a Coworking desk, this can only be used by one individual, it cannot be shared amongst multiple individuals. Occasionally to ensure the efficient running of the Center, We may need to allocate different accommodation to You, but it will be of reasonably equivalent size and We will notify You with respect to such different accommodation in advance.

2.2.4.	Access to the Accommodation: To maintain a high level of service, We may need to enter Your accommodation and may do so at any time, including and without limitation, in an emergency, for cleaning and inspection or in order to resell the space if You have given notice to terminate. We will always endeavor to respect any of Your reasonable security procedures to protect the confidentiality of Your business.

2.3.	Membership:

2.3.1.	If You have subscribed to a Membership Agreement, You will have access to all participating centers worldwide during standard business working hours and subject to availability.

2.3.2.	Membership Usage: Usage is measured in whole days and unused days cannot be carried over to the following month. A membership is not intended to be a replacement for a full-time workspace and all workspaces must be cleared at the end of each day. You are solely responsible for Your belongings at the center at all times. We are not responsible for any property that is left unattended. Should You use more than Your membership entitlement, We will charge You an additional usage fee. You may bring in 1 guest free of charge (subject to fair usage). Any additional guests will be required to purchase a day pass.

2.3.3.	As a Member, You may not use any Center as Your business address without an accompanying office or virtual office agreement in place. Any use of the Center address in such a way will result in an automatic enrollment in the Virtual Office product for the same term as Your membership and You will be invoiced accordingly.

2.4.	Compliance with Law: You must comply with all relevant laws and regulations in the conduct of Your business. You must not do anything that may interfere with the use of the Center by Us or by others (including but not limited to political campaigning or immoral activity), cause any nuisance or annoyance, or cause loss or damage to Us (including damage to reputation) or to the owner of any interest in the building. If We have been advised by any government authority or other legislative body that it has reasonable suspicion that You are conducting criminal activities from the Center, or You are or will become subject to any government sanctions, then We shall be entitled to terminate any and all of Your agreements with immediate effect. You acknowledge that any breach by You of this clause shall constitute a material default, entitling Us to terminate Your agreement without further notice.

2.5.	Ethical Trading: Both We and You shall comply at all times with all relevant anti-slavery, anti-bribery and anti-corruption laws.

2.6.	Data Protection:

2.6.1.	Each party shall comply with all applicable data protection legislation. The basis on which we will process Your personal data is set out in our privacy policies (available on our website at www.iwgplc.com/clientprivacypolicy.)

2.6.2.	You acknowledge and accept that we may collect and process personal data concerning You and/or your personnel in the course of our agreement for services with you. Such personal data will be processed in accordance with our privacy policy. Where you provide this data to us, you will ensure that you have the necessary consents and notices in place to allow for this.

2.7.	Employees: We will both have invested a great deal in training Our staff, therefore, neither of us may knowingly solicit or offer employment to the other’s staff employed in the Center (or for 3 months after they have left their employment). To recompense the other for staff training and investment costs, if either of us breaches this clause the breaching party will pay upon demand to the other the equivalent of 6 months’ salary of any employee concerned.

2.8.	Confidentiality: The terms of an agreement are confidential. Neither of us may disclose them without the other’s consent unless required to do so by law or an official authority. This obligation continues for a period of 3 years after an agreement ends.

2.9.	Assignment: An agreement is personal to You and cannot be transferred to anyone else without prior consent from Us unless such transfer is required by law. However, We will not unreasonably withhold our consent to assignment to an affiliate provided that You execute our standard form of assignment. We may transfer any agreement and any and all amounts payable by You under an agreement to any other member of Our group.

2.10.	Applicable law: An agreement is interpreted and enforced in accordance with the law of the place where the Center is located other than in a few specific jurisdictions which are detailed in the House Rules. We and You both accept the exclusive jurisdiction of the courts of that jurisdiction. If any provision of these terms and conditions is held void or unenforceable under the applicable law, the other provisions shall remain in force.

3.	Our liability to You and Insurance

3.1.	The extent of Our liability: To the maximum extent permitted by applicable law, We are not liable to You in respect of any loss or damage You suffer in connection with an agreement, including without limitation any loss or damage arising as a result of our failure to provide a service as a result of mechanical breakdown, strike or other event outside of Our reasonable control otherwise unless We have acted deliberately or have been negligent. In no event shall We be liable for any loss or damage until You provide written notice and give Us a reasonable time to remedy it. If We are liable for failing to provide You with any service under an agreement then, subject to the exclusions and limits set out immediately below, We will pay any actual and the reasonable additional expense You have incurred in obtaining the same or similar service from elsewhere.

3.2.	Your Insurance: It is Your responsibility to arrange insurance for property which You bring in to the Center, for any mail You send or receive and for Your own liability to your employees and to third parties. We strongly recommend that You put such insurance in place.

3.3.	IT Services and Obligations: Whilst We have security internet protocols in place and strive to provide seamless internet connectivity, WE DO NOT MAKE ANY REPRESENTATION AND CANNOT GUARANTEE ANY MAINTAINED LEVEL OF CONNECTIVITY TO OUR NETWORK OR TO THE INTERNET, NOR THE LEVEL OF SECURITY OF IT INFORMATION AND DATA THAT YOU PLACE ON IT. You should adopt whatever security measures (such as encryption) You believe are appropriate to Your business. Your sole and exclusive remedy in relation to issues of reduced connectivity which are within Our reasonable control shall be for Us to rectify the issue within a reasonable time following notice from You to Us.

3.4.	EXCLUSION OF CONSEQUENTIAL LOSSES: WE WILL NOT IN ANY CIRCUMSTANCES HAVE ANY LIABILITY TO YOU FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF ANTICIPATED SAVINGS, LOSS OF OR DAMAGE TO DATA, THIRD PARTY CLAIMS OR ANY CONSEQUENTIAL LOSS. WE STRONGLY RECOMMEND THAT YOU INSURE AGAINST ALL SUCH POTENTIAL LOSS, DAMAGE, EXPENSE OR LIABILITY.

3.5.	Financial limits to our liability: In all cases, our liability to You is subject to the following limits:

3.5.1.	without limit for personal injury or death;

3.5.2.	up to a maximum of GBP 1 million (or USD 1.5 million or EUR 1 million or other local equivalent) for any one event or series of connected events for damage to Your personal property; and

3.5.3.	in respect of any other loss or damage, up to a maximum equal to 125% of the total fees paid between the date services under an agreement commenced and the date on which the claim in question arises; or if higher, for office agreements only, GBP 50,000 / USD 100,000 / EUR 66,000 (or local equivalent).

4.	Fees

4.1.	Service Retainer/Deposit: Your service retainer / deposit will be held by Us without generating interest as security for performance of all Your obligations under an agreement. All requests for the return must be made through Your online account or App after which the service retainer/deposit or any balance will be returned within 30 days to You once your agreement has ended and when You have settled Your account. We will deduct any outstanding fees and other costs due to Us before returning the balance to You. We will require You to pay an increased retainer if the monthly office or virtual office fee increases upon renewal, outstanding fees exceed the service retainer/deposit held, and/or You frequently fail to pay invoices when due.

4.2.	Taxes and duty charges: You agree to pay promptly (i) all sales, use, excise, consumption and any other taxes and license fees which You are required to pay to any governmental authority (and, at Our request, You will provide to Us evidence of such payment) and (ii) any taxes paid by Us to any governmental authority that are attributable to Your accommodation, where applicable, including, without limitation, any gross receipts, rent and occupancy taxes, tangible personal property taxes, duties or other documentary taxes and fees.

4.3.	Payment: We are continually striving to reduce our environmental impact and support You in doing the same. Therefore, We will send all invoices electronically and You will make payments via an automated method such as Direct Debit or Credit Card, wherever local banking systems permit. Invoices are due and payable on the due date stated in them.

4.4.	Late payment: If You do not pay fees when due, a fee will be charged on all overdue balances. This fee will differ by country and is listed in the House Rules. If You dispute any part of an invoice, You must pay the amount not in dispute by the due date or be subject to late fees. We also reserve the right to withhold services (including for the avoidance of doubt, denying You access to the Center where applicable) while there are any outstanding fees and/or interest, or You are in breach of an agreement.

4.5.	Insufficient Funds: Due to the additional administration We incur, You will pay a fee for any returned or declined payments due to insufficient funds. This fee will differ by country and is listed in the House Rules.

4.6.	Activation: An activation fee is payable in respect of each agreement You have with Us (including any new agreements entered into under clause 1.9 above). This fee covers the administrative cost of the client onboarding process and account setup. This fee is set out in each Local Services Agreement and is charged on a per occupant basis for Serviced Office and Coworking (dedicated desk), on a per location basis for Virtual Office and on a per person basis for Membership. Further information is set out in the House Rules.

4.7.	Indexation: If an agreement is for a term of more than 12 months, we will increase the monthly fee on each anniversary of the start date in line with the relevant inflation index detailed in the House Rules. If a country experiences high levels of inflation, indexation could be applied more frequently and is detailed in the House Rules.

4.8.	Office Restoration: Upon Your departure or if You choose to relocate to a different room within a Center, We will charge a fixed office restoration service fee to cover normal cleaning and any costs incurred to return the accommodation to its original condition and state. This fee will differ by country and is listed in the House Rules. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear.

4.9.	Standard services: Monthly fees, plus applicable taxes, and any recurring services requested by You are payable monthly in advance. Where a daily rate applies, the charge for any such month will be 30 times the daily fee. For a period of less than one month, the fee will be applied on a daily basis.

4.10.	Pay-as-you-use and Additional Variable Services: Fees for pay-as-you-use services, plus applicable taxes, are payable monthly in arrears at our standard rates which may change from time to time and are available on request.

4.11.	Discounts, Promotions and Offers: If You benefited from a special discount, promotion or offer, We will discontinue that discount, promotion or offer without notice if You materially breach Your agreement.

Global Terms Mar 2022

HOUSE RULES │ United States

July 2022

These are Our House Rules which may change from time to time and apply to all Our facilities operating under different brands.

Accommodation(s)

1.	Center Access: Office and Co-working customers have 24/7 access to their center. Virtual Office and Membership customers have access to centers during manned hours (weekdays 8:30 a.m. to 5:00 p.m.) unless otherwise arranged with the Community Manager of the designated center. We shall provide use of meeting rooms and private offices subject to availability and upon reservation only. We shall also provide business and administrative support services on demand (to the extent available). Use of these services may be subject to additional fees.

2.	Upon Move-In: We will ask You to sign an inventory of all accommodation, furniture, and equipment You are permitted to use, together with a note of its condition, and details of the keys or entry cards issued to You.

3.	Signage: You may not put up any signs on the doors of Your accommodation or anywhere else visible from outside the room(s) You are using without written approval from the local Business Center team. We reserve the right to charge a fee for any signage and to specify its design to ensure it remains in keeping with the Center’s design.

4.	Our Property: You must take good care of all parts of the Business Center, its equipment, fittings, and furnishings You use. You must not alter any part of it.

5.	Keys and Security: Any keys or entry cards which We let You use remain Our property at all times. You must not make any copies of the keys and/or entry cards or allow anyone else to use them without Our consent. Any loss must be reported to Us immediately and You must pay a reasonable fee for replacement keys or cards and of changing locks, if required. Access Devices (Keys, Cards, Fobs) to the building, centre, and offices are limited to the number of occupied workstations. Additional devices may be purchased for a one-time activation fee, fee is available upon request. Where applicable, all persons receiving access devices must complete the ID verification process, including two forms of ID, one being a photo ID. This rule improves security levels of the Business Center. If You are permitted to use the Business Center outside normal working hours, it is Your responsibility to lock the doors to Your accommodation and to the Business Center when You leave. This is to ensure the safety of individuals and property at the Business Center.

6.	Inclusive Visits: Any private office usage included in Your agreement is not cumulative, cannot be transferred in any way, and cannot be carried over to future months, or used for meeting rooms. Private office assignment is at Our sole discretion and all usage is subject to Our House Rules.

Use of the Business Center

7.	Entrances and Exits: You shall not leave open any corridor doors, exit doors or door connecting corridors during or after business hours for security purposes; and if You do so, it will be at Your own risk. All corridors, halls, elevators, and stairways shall not be obstructed by You or used for any purpose other than entering and exiting. You can only use public areas with Our consent and those areas must always be kept neat and attractive.

8.	Cameras: In selected centers We use camera recording for security purposes, whereby signage will be clearly posted.

9.	Name and Address: At Your request, We are happy to include Your name in the house directory at the Business Center, where this facility is available. There may be a charge for this service. You must not use Our name in any way in connection with Your business. You may not use the Business Center as Your registered address for service-of-process. You may not use the Business Center address in any way without a written agreement at each specific location.

House Rules, July 2022, page 1 / 10

10.	Phone Number: You agree the phone number(s) assigned to You is for Your use during the term of Your agreement. The phone numbers remain Our property and You have no contractual or vested interests in the present telephone service or telephone numbers provided by Us. You agree not to list the phone number in any “white or yellow” pages.

●	You cannot port phone numbers into or out of Our phone system. To use Your existing phone number with Our phone service, You agree to forward Your phone number to a phone number owned and assigned by Us.

11.	Employees and Guests: Your employees and guests shall conduct themselves in a business-like manner; proper business attire shall be worn at all times; the noise level will be kept to a level so as not to interfere with or annoy other customers; and You will abide by Our directives regarding security, keys, parking, and other such matters common to all occupants. No part of the office or Business Center may be used for overnight accommodation.

12.	Equipment: You shall not, without Our prior written consent, store or operate in Your office(s) or the Business Center(s), any computer (excepting a personal computer) or any other large business machine, reproduction equipment, heating equipment, stove, radio, stereo equipment, or other mechanical amplification equipment, vending or coin operated machine, refrigerator, boiler, or coffee equipment. Additionally, You must not conduct a mechanical business therein, do any cooking therein, or use or allow to be used in the building where the Business Center is located, oil burning fluids, gasoline, kerosene for heating, warming, or lighting. No article deemed hazardous on account of fire, or any explosives shall be brought into the Business Center. No offensive gases, odours or liquids shall be permitted. No weapons concealed or otherwise, shall be permitted. The Business Center is intended to be used solely for office use.

13.	Electrical: The electrical current shall be used for ordinary lighting, powering personal computers and small appliances only unless written permission to do otherwise was first obtained from Us at an agreed cost to You. If You require any special installation or wiring for electrical use, telephone equipment or otherwise, such wiring shall be done at Your expense by the personnel designated by Us.

14.	Common Areas: You may not conduct business in the hallways, reception area, or any other area except in Your designated office without Our prior written consent.

15.	Shared Space: You shall not use the co-working shared space for meetings or free guests. Day offices or meeting rooms should be used to accommodate these needs, charged at the standard rates. You will not use or occupy more space than what is included in Your agreement. A single co-working agreement includes space for one desk, one chair, and one pedestal; no additional furniture or other items can be brought into the center.

16.	Animals: You shall bring no animals into the Building other than service animals covered under the Americans with Disabilities Act (ADA). Service animals are defined as animals who have been trained to perform a specific job or task. Emotional support animals are not covered under ADA and are not allowed in the center. If a service animal becomes disruptive and You do not take effective action to control it, We may request the animal to be removed from the premises.

17.	Complimentary Membership: Office, Co-Working (dedicated desk), Virtual Office, and Virtual Office Plus customers receive complimentary Membership(s). Your complimentary Membership can be used in any of Our participating locations. Use of Business Lounges and other Membership services is governed by the Membership terms and conditions.

18.	Co-work and Office Memberships: All members must check in at reception. Checking in will constitute a day’s usage against the Member’s allocated days per month.

19.	Guest Policy: When booking a day office, a customer may be accompanied by one visitor/guest. There is no charge for the day office visitor/guest, who may also access and use Internet services free of charge. The visitor/guest may also have free access to a telephone, but all calls will be charged. If additional visitors/guests are needed, then please book a meeting room at the Office Customer preferred rate.

House Rules, July 2022, page 2 / 10

20.	Manufacturing and Storage: You shall not use the Business Center for manufacturing or storage of merchandise except as such storage may be incidental to general office purposes. You shall not occupy or permit any portion of the Business Center to be occupied or used for the manufacture, sale, gift or use of liquor, narcotics, or tobacco in any form.

21.	Locks: No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Business Center by You nor shall any changes be made to existing locks or the mechanisms thereof.

22.	Soliciting: You may only solicit other customers for business or any other purpose through center approved channels (e.g., through noticeboards and networking events held at the center).

23.	Your Property: All property belonging to You or any of Your employees, agents, or invitees, shall be at the risk of such person only and We shall not be liable for damages thereto or for theft or misappropriation thereof.

24.	Smoking: Smoking of any type i.e., nicotine, electronic, vaping or any other form, shall be prohibited in all public areas, including meeting and training rooms. No smoking shall be permitted at any time in any area of the Business Center (including open or closed offices).

25.	Harassment: You and Your officers, directors, employees, shareholders, partners, agents, representatives, contractors, customers, or invitees shall be prohibited from participating in any type of harassing, discriminatory or abusive behavior to Our team members, other customers or invitees, verbal or physical in the Business Center for any reason. We have a zero tolerance policy towards any workplace harassment and violence. Any breach of this rule is a material breach of Your agreement (not capable of remedy), and Your agreement may be terminated immediately, and services will be suspended without further notice.

26.	Health and Safety: In order to ensure all Center users have a safe and secure working environment, You, Your employees and visitors must comply with all health and safety requirements set out by Us, by law and as are otherwise applicable to the Center. Therefore, in the event You expect to have multiple/numerous visitors, depending on the specific circumstances, We may require You to take an additional office or meeting room space at current rates to accommodate those visitors or those visitors may be refused access to the center. Please discuss any high-volume visitor requirements You may have with Your center team in advance.

27.	Hybrid Working: You may use your designated private office for hybrid working (excluding coworking desks). Hybrid working is defined as having more individuals registered with access to your office than the specified maximum allowable occupants for that office at any one time. The management of individuals accessing your office is your responsibility and should be managed through your online account. At no time may the number of individuals working in your accommodation exceed the maximum number of occupants allowed. A hybrid supplemental monthly fee will be payable by you for each individual above the maximum occupants allowed. This hybrid supplement is $99 per occupant per month.

Services and Obligations

28.	Furnished Office Accommodation: You shall not affix anything to the windows, walls or any other part of the office or the Business Center or make alterations or additions to the office or the Business Center without Our prior written consent.

29.	Facility Services: We are happy to discuss special arrangements for the use of the facilities outside the Business Center standard business opening hours or, the standard working days where the Business Center is located. There may be an additional charge for such special arrangements. This can be discussed at the time of arrangement.

30.	Pay-As-You-Use Services: All of the pay-as-You-use services are subject to the availability of the Business Center staff at the time of any service request. We will endeavour to deal with a service request at the earliest opportunity and provide the additional service You require, but We will not be held responsible for any delay.

●	If in Our opinion, We decide a request for any pay-as-You-use service is excessive; We reserve the right to charge an additional fee at Our usual published rates based on the time taken to complete the service. This will be discussed and agreed between Us and You at the time You make such a request.

House Rules, July 2022, page 3 / 10

31.	Service Availability: Services provided by Your Community team will be available during standard business opening hours. Internet access and phone lines are also available after hours and weekends.

32.	Mail Acceptance Policy: We will not accept any items exceeding 4.5 kg (10 lbs.) in weight, 46 cm (18”) in any dimension, 0.03 cubic meters (1 cubic foot) in volume or if it contains any dangerous, live or perishable goods and We shall be entitled in Our absolute discretion to return any uncollected items or refuse to accept any quantity of items it considers unreasonable or unlawful. Items of larger size will only be accepted upon mutual prior agreement. We do not guarantee or assume responsibility for any of the services hereunder.

●	To prevent Our facility or address from being used in connection with possible fraudulent activity or activity potentially in violation of laws or governmental regulations, We will not forward mail received on Your behalf outside of the US or Canada. We reserve the right to immediately suspend services and/or terminate the agreement if We determine Our facility or address is being used in connection with possible fraudulent activity or activity potentially in violation of laws or governmental regulations.

●	We may charge an administrative fee if We feel there is an excessive volume of mail received and processed by Our team on Your behalf.

33.	Know Your Customer (KYC) Requirements: For some services We provide, local regulation may require that We obtain confirmation of personal and business identification/documentation from You. Where this is a requirement, We will only be able to commence those services You have contracted for once You have provided the requested information.

34.	Fair Usage: Where unlimited services (e.g., telephone calls, printing, scanning etc.) are included within a service package, these are subject to a fair usage as defined by us. We reserve the right to limit or withdraw your use without notice if we feel you are in breach of fair usage.

Our Services Agreement

35.	Cross Default: You agree that, if you are in default under any agreement with us (or with any of our affiliates), we may, without prejudice to any other rights, withhold any services to be provided under this agreement with respect to such default (including access to any accommodation). We may use any funds held by way of retainer under this agreement to discharge any unpaid sums due to us (or our affiliates) under any agreement with us (or with any of our affiliates).

36.	Online Account/App: All Day Office and Meeting Room bookings, copies of Your agreement, correspondence and a downloadable statement of account are available via Your online account or on the app. These are accessible at Your convenience to actively manage Your account. All administration of Your agreement can be managed online through Our website or mobile app. You can log into Your online account simply by going to the website and clicking ‘Log in’ at the top of the screen. The app is also available in both the Apple and Android stores.

37.	Company Name Change: If there is a need to change the name of Your company, requests must be made through Your online account. Please note You can request to receive up to three invoices regenerated with Your new company name. These invoices can only be generated for the last three invoice periods before the date the change was made.

38.	Company and Contact Information: It is your responsibility to keep the information and key contact details we use to communicate with you up to date through the app or online account. This includes but is not limited to email addresses, phone numbers, and company address.

39.	Subordination: This agreement is subordinate to Our lease with Our landlord and to any other agreements to which Our lease with the landlord is subordinate.

40.	Virtual Office Services: Virtual Office services are provided per company name. Customers wanting Virtual Office services for more than one company name will need to purchase a Virtual Office service agreement per company name.

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41.	Termination: We reserve the right to immediately restrict services, cancel renewal, and/or terminate the agreement if We determine Our facility or address is being used in connection with possible fraudulent activity or activity that may be a violation of laws or governmental regulations. We have the right to terminate the Agreement immediately if You are or become (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the U.S Department of the Treasury Office of Foreign Assets Control (“OFAC”) or on any similar list (collectively, the “List”), or (ii) a person, entity, or government with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

Fees

42.	Activation Fees: There will be a one-time, non-refundable per-occupant fee for Office and Coworking (dedicated desk) customers, and a per-location fee for Virtual Office customers. This fee will cover all aspects of onboarding, administration, and setup. For Office and Coworking (dedicated desk) customers, there will be a fee for each new occupant added. If there is no occupant, one activation fee will be charged. If there is a move to a different office in the same location no fees will be assessed if the occupants do not increase. For moves to a new location (at Your request) all occupants will be assessed a fee as they will have to be set up again at the new location. For Virtual Office customers a new activation fee will only be assessed if there is a move to a new location (at Your request). If You switch product (e.g., change from Virtual Office to Office) You will be charged the relevant activation fee for the new product.

43.	Standard Services: The standard fee and any fixed, recurring services requested by You are billed in advance. Where a daily rate applies, the charge for any such month will be 30 times the standard fee. For a period of less than a month the standard fee will be applied daily. All services will renew automatically at the prevailing market rate. If You would like to stop a recurring service, please speak with Your community team; they will be able to remove the service starting from the next calendar month from Your request.

44.	Pay-as-You-use (one-off) Services: Fees for pay-as-You-use services, plus applicable taxes, in accordance with Our published rates which may change from time to time, are billed in arrears.

45.	Call Charges: Charges will not be applied for call transfers to Your voicemail and will be applied when transferring a call to a nominated number. Call charges are based on local telecom rates and vary dependent on destination to local, national, and international numbers.

46.	Mainline Answering: The ‘main line answering’ service for any of the Office and Virtual Office products is not intended for main sales lines, large marketing campaigns, call centers and/or main customer support lines. We reserve the right to charge an additional fee of $1.00 per call, should Your business exceed 80 calls in a month.

47.	Unlimited Coffee & Tea/Kitchen Amenity Service (where available): Allows You and Your visitors access to unlimited self-service coffee and hot beverages and is charged per office occupant per month. You can opt out of this service through Your online account.

48.	Office Restoration Service: A fee of $4.00 per square foot for each occupied office will be charged upon Your departure or if You, at Your option, chooses to relocate to different rooms within the Center. We reserve the right to charge additional reasonable fees for any repairs needed above and beyond normal wear and tear.

49.	Annual Indexation: For all agreements with a term greater than 12 months, the indexation applied is 9.6%.

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50.	Business Continuity Service: Business Continuity is a service provided for 3 months following Your departure (agreement end date) from the business center, to cover the management of mail, fax, calls and visitors. Prices can be obtained upon request.

Description:

●	We will provide a pre-recorded message on Your existing phone confirming Your new number.

●	Should any visitors come to the center, Our professional receptionist team will give them the new office address. Also provided is a one-page flyer with Your new contact information to make it easy for visitors to find You.

●	We will continue to collect mail and faxes to ensure correspondence is not missed. If You choose to have them forwarded to the new address, We will do so at the preferred customer rates and a credit card must be on file.

●	For Customers who sign an office agreement dated December 7, 2015, to present, the Business Continuity service is optional.

●	If the Business Continuity package is not purchased:

−	Phones will be disabled with no forwarding message.

−	Mail will be returned to sender.

−	No information will be given to Your guests other than You no longer have space there

51.	Late Payment: Late fee dates will vary based on the type of service/invoice provided. If You do not pay fees when due, a service fee and an administration fee of $25 plus 5% of the overdue balance will be charged on all overdue balances under $1,000. For balances equal to or greater than $1,000 a service fee and administration fee of $50 plus 5% of the overdue balance will apply. If You dispute any part of an invoice, You must pay the amount not in dispute by the due date or be subject to such late fee.

If your account becomes grossly overdue, you may be charged further collection fees we incur in administering your account.

52.	Disputes: If you dispute any amount in an invoice, you must give us prompt written notice of the disputed amount. You have the duty to prove the disputed amount was billed in error and, if there is an actual billing error, we shall correct it with a separate credit note, and any remaining valid amount due will be payable on receipt. If you fail to prove an error in the billing, the disputed amount shall be considered as undisputed, due immediately and subject to applicable late fees.

53.	Insufficient Funds: You will pay a fee of $50, or the maximum amount permitted by law, for failed payments due to declined credit cards, insufficient funds from direct debit payments, or returned checks.

54.	Retainer/Deposit: For Office customers, retainers are calculated at least two-times the highest agreed monthly fee during the term, unless otherwise agreed in writing. For Virtual Office and Co-Working customers, retainers are calculated at least one-time the highest agreed monthly fee during the term, unless otherwise agreed in writing. Top-up retainers are charged automatically to meet the minimum amount for each product which is calculated upon renewal or when moving to a different office. For security, We will only return retainers/ deposits via bank transfer or ACH, which may request via your online account.

55.	Retainer Maintenance Fee: Any retainer or customer account with a credit balance not claimed after 120 days will each be charged a monthly $50 account maintenance fee.

Liability

56.	Mail: You release Us from any liability arising out of or incurred in connection with any mail or packages sent or received on Your behalf. We hold no liability over loss or damage of delivered or any transit goods.

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57.	Services: You are liable for all fees and any other amounts for which services are requested or rendered regardless of whether a payment made by any particular medium is declined or rejected in whole or in part. If requested by Us, You will immediately pay by an alternate form of payment accepted by Us.

Force Majeure

58.	Force Majeure: We shall have no liability to You under this agreement if We are prevented from, or delayed in, performing Our obligations under this agreement or from carrying on Our business by acts, events, omissions or accidents beyond its reasonable control, including (without limitation) strikes, failure of a utility service or transport network, act of God, war, riot, civil commotion, malicious damage, disease or quarantine restrictions compliance with any law or governmental order, rule, regulation or direction, accident, fire, flood, storm or default of suppliers or subcontractors. Our obligation to perform Our obligations shall be suspended during the period required to remove such force majeure event. We shall notify You as soon as reasonably possible of the force majeure event and propose a suitable alternative accommodation (if any) in the same Business Center or in another available business centers.

USPS Regulations

56.	USPS Regulations: You acknowledge We will comply with the USPS regulations regarding Your mail. You must also comply with all USPS regulations. Failure to comply will result in immediate termination of this Agreement. If this Agreement is for a Mailbox Plus program, You must complete a separate U.S. Postal Service Form 1583 (“Form 1583”) to receive mail and/or packages at the Center. You acknowledge this Agreement and Form 1583 may be disclosed upon request of any law enforcement or other governmental agency, or when legally mandated. You must use the exact mailing address, inclusive of the Private Mailbox designation, without modification as set forth in Section Three (3) of Form 1583. Your mail must bear a delivery address containing at least the following elements, in this order, (i) Intended addressee’s name or other identification, (ii) Street number and name, (iii) secondary address, (iv) “PMB” or # and Your designated PMB number, and (v) City, State and ZIP Code (5-digit or ZIP+4). USPS may return mail to the sender without a proper address. When Your agreement ends, You agree not to file a change of address form with the USPS.

IT and Technology Policy

57.	Introduction: This Policy applies where You wish to use Our Telecommunication and Internet connectivity services and equipment.

●	We are considered a Downstream Service Provider (DSP), which means We provides a personalised connection to the Internet which is managed and protected via a firewall.

●	Our Internet service provides You with an Internet connection supporting regular business activity such as web browsing, the ability to send and receive electronic communications, access to business applications and the like.

58.	Our Internet and Telecommunications

a.	Content: You acknowledge We do not monitor the content of information transmitted through Our telecommunications lines or equipment, which includes, but is not limited to, Internet access, telephone, fax lines and data lines (“Telecommunications Lines”). You further acknowledge We are merely providing a conduit for Your Internet transmissions, similar to a telephone company, and We accept no liability for the content of transmissions by You.

b.	Restrictions: Our Internet service may be used only for lawful purposes and shall not be used in connection with any criminal or civil violations of state, federal, or international laws, regulations, or other government requirements. Such violations include without limitation theft or infringement of copyrights, trademarks, trade secrets, or other types of intellectual property; fraud; forgery; theft or misappropriation of funds, credit cards, or personal information; violation of export control laws or regulations; libel or

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defamation; threats of physical harm or harassment; or any conduct constituting a criminal offence or gives rise to civil liability. You are responsible for maintaining the basic security and virus protection of Your systems to prevent Your use by others in a manner which violates the Service Agreement. You are responsible for taking corrective actions on vulnerable or exploited systems to prevent continued abuse.

c.	Interference: You cannot interfere or install equipment that interferes with or disrupts the functioning of Our own equipment or the equipment of Our other customers. This will be considered as a breach to these house rules.

d.	Security Violations: You are prohibited from engaging in any violations of system or network security. Our internet service may not be used in connection with attempts - whether or not successful - to violate the security of a network, service, or other system. Examples of prohibited activities include, without limitation, hacking, cracking into, monitoring, or using systems without authorization; scanning ports; conducting denial of service attacks; and distributing viruses or other harmful software. We reserve the right to suspend the Internet access upon notification from a recognized Internet authority or ISP regarding such abuse. We may disconnect Your equipment and withhold services if We consider Your hardware or software is, or has become, inappropriate for connection to Our network. You are responsible for Your own virus or malware protection on Your systems and hardware.

e.	Our Internet: Services are only available at Our locations and connection to Our network is only permitted at those locations or via Our provided services. You must not create any links between Our network and any other network or any telecommunications service without Our consent.

f.	Revisions to this Policy: We may modify this Policy at any time, with or without notice.

g.	Special Requirements:

i.	It is to note a number of ports are blocked through Our firewall for outbound traffic, such as: H323, Napster_8888, Nbdatagram, Nbname, RealPlayer-grp, TCP-135, TCP-139, TCP-1433, TCP-1434, UDP-1434.

h.	DISCLAIMER OF LIABILITY FOR DATA: We take no responsibility for personal or other third-party data that belongs to customers and is left on Our copiers or visible on the network.

i.	DISCLAIMER OF LIABILITY FOR THIRD PARTY PRODUCTS: As part of its services to You, We may provide third party Internet access and computer hardware and software (“Third Party Services”). WE DISCLAIM ANY AND ALL LIABILITY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES, WHETHER ORAL OR WRITTEN, FOR SUCH THIRD-PARTY SERVICES. YOU ACKNOWLEDGE THAT NO REPRESENTATION HAS BEEN MADE BY US AS TO THE FITNESS OF THE THIRD-PARTY SERVICES FOR YOUR INTENDED PURPOSE.

j.	DISCLAIMER OF LIABILITY FOR YOUR EQUIPMENT: ALL YOUR EQUIPMENT STORED IN OUR TELECOMMUNICATIONS ROOM IS STORED AT YOUR OWN RISK. WE DISCLAIM ANY AND ALL LIABILITY FOR SUCH EQUIPMENT AND SHALL NOT BE LIABLE FOR ANY LOSSES OR DAMAGE TO SUCH EQUIPMENT.

k.	DISCLAIMER OF INDIRECT DAMAGES FROM LOSS OF SERVICE: We do not provide any service level agreement to You regarding provision or loss of service for Your Internet services. We shall not be liable for any indirect damages, including lost profits, arising out, or resulting from any loss of service or degradation of connectivity/access to the Internet with the Service Agreement, even if the other party has been advised of the possibility of such damages. The foregoing shall apply, to the fullest extent permitted by law, regardless of the negligence or other fault of either party.

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Additional Clauses for Spaces Branded Locations

59.	Business Club:

a.	Access: You will have access to the Business Club between 8:30am – 5:00pm Monday to Friday, or such time as is agreed with Us. Outside of these hours the area will be closed and secured. We, however, are entitled to reserve parts of the Business Club at any time.

b.	Fair usage: The Business Club is designed to be enjoyed by You and Your guests for temporary use and not as a place for continuous everyday work. If We feel Your use of the space is impeding other members from having fair use of the space, We might ask You to adjust Your membership or moderate Your use. If You are leaving a seat You are working from for any length of time, please take Your belongings with You or place them in a locker. We reserve the right to move Your belongings if left too long and are taking up required seats.

c.	Meeting rooms: You have access to the business club which includes a number of informal meeting room spaces.

d.	Events: Events can be hosted in various areas within the business club. If You are interested in holding an event, please ask reception for further details. Setting up and dismantling an area of the business club for an evening event should only take place after 3pm in order to prevent noise disturbing other members.

60.	Café-deli: Where available the Café deli is generally open during office hours. Typical hours of operation will vary by location. Each member is required to clear away consumed food and drinks and leave the area clean for other members and guests. Alcohol purchased from the Café deli may only be consumed on the premises. We do not allow alcohol to be consumed in the business club that has been bought off the premises. All members consuming alcohol must be above the local legally approved drinking age. We are not responsible for injury, damage or other incidents related to alcohol consumption within the Business Club. Anyone who appears to be intoxicated will be asked to leave the premises.

61.	Food and Drink: Any food and drink, including alcoholic beverages, brought in from outside the centre should not be consumed in the café area or meeting rooms within the Business Club.

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Additional clauses for The Wing branded locations

62.	Commit to our Culture Code: The entire Wing community — including employees, members, guests, and collaborators — must commit to and abide by our Culture Code. The Wing is a respectful and hate-free environment, and the Company has a zero-tolerance policy for abusive, harassing, or discriminatory behavior in the space.

63.	Hours of Operation: All members will have access to The Wing between 9:00am and 7:00pm Monday to Friday or such time as is agreed with The Wing.

64.	Guest Policy: Members are permitted to bring up to two guests to a Wing location’s shared communal space per day at no additional cost. If a member wants to host more than two guests per day, they must purchase a guest pass for any additional guests.

A conference room booking includes guests up to the capacity of each room at no additional cost. In conference rooms, guests are allowed in the space for the duration of their conference room booking. If guests wish to use the space after or before the conference room booking a guest pass or passes would need to be purchased.

All guests must be registered, checked-in at the front desk, and accompanied by that member at all times. A member’s guests may not enter shared communal spaces or conference rooms without that member being present. Members may not allow their guests to remain in the space when they leave.

Guests are not permitted to use amenity spaces (e.g., fitness, shower, and beauty rooms) or access member only areas.

65.	Mail Acceptance Policy: The Wing does not offer mail service. The company cannot guarantee the safe delivery or storage of your business or personal mail in a Wing space.

66.	Photography: The Wing reserves the right to (i) photograph or take video of you while in the space and (ii) use such images or video for any marketing and social media purposes in its sole discretion unless you otherwise provide the general manager with written notice that you do not want to be photographed or have video taken of you for marketing purposes .

67.	B.Y.O. Food & Drink: Outside food, drink and delivery is permitted. Members are responsible for receiving their deliveries and cleaning up after themselves. Outside alcoholic beverages are not permitted. The Wing provides complimentary drip coffee and tea at no additional charge.

68.	Activation Fee: At this time, there is no onboarding and administration fee for coworking members.

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